Exhibit 4.15
Consent of Independent Registered Public Accountant
     We hereby consent to the incorporation by reference in the registration statement on Form F-8 of Fronteer Development Group Inc. of our report dated March 28, 2007 to the shareholders of NewWest Gold Corporation (“NewWest”) dated March 28, 2007 on the consolidated balance sheets of NewWest as at December 31, 2006 and 2005 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and to the reference to our firm under the heading “Experts” in the Offer and Circular.

Toronto, Ontario	(signed) KPMG LLP
January 23, 2009	KPMG LLP
Chartered Accountants Licensed Public Accountants